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                                                                  EXHIBIT 10 (S)

                                EATON CORPORATION

                         2007 ANNUAL REPORT ON FORM 10-K

                                   ITEM 15 (B)

                                EATON CORPORATION

                Plan for the Deferred Payment of Directors' Fees
   (originally adopted in 1985 and amended effective as of September 24, 1996,
    January 28, 1998, January 23, 2002, February 24, 2004, December 8, 2004,
               and in certain respects effective January 1, 2005)

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                                    ARTICLE I

                              ESTABLISHMENT OF PLAN

1.01 "Establishment of Plan and Effective Date": Eaton Corporation (the "Company") has established this Plan for the Deferred Payment of Directors' Fees (the "Plan") effective as of October 23, 1985. The Plan was amended and restated as of September 24, 1996, January 28, 1998, January 23, 2002, and February 24, 2004, and was further amended on December 8, 2004. The terms of the Plan, as amended through February 24, 2004 (the "Prior Terms") shall continue in effect with respect to and shall govern all benefits earned and vested under the Plan as of December 31, 2004. The terms of the Plan (not including the Prior Terms, which are not modified hereby) are hereby amended and restated in their entirety as set forth in this document effective January 1, 2005, to reflect prospective amendments made after February 24, 2004, and to govern all deferred compensation that was not earned and vested under the Plan as of December 31, 2004. Notwithstanding the foregoing, however, for the period prior to January 1, 2009, the Plan shall operate based upon Notice 2005-1, additional notices published by the Treasury Department and the Internal Revenue Service providing transition guidance, and a good faith, reasonable interpretation of Section 409A of the Internal Revenue Code and its purpose.

1.02 "Statement of Purpose": It is the purpose of the Plan to attract and retain qualified persons to serve as Directors of the Company by enabling such Directors to defer some or all fees which may be payable to them for future services as a member o the Board of Directors of the Company or as Chair or a member of any committee of the Board.


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                                   ARTICLE II

                                   DEFINITIONS

     When used herein the following terms shall have the meanings indicated unless a different meaning is clearly required by the context:

2.01 "Board": The Board of Directors of Eaton Corporation.

2.02 Reserved.

2.03 "Committee": The Governance Committee of the Board, which shall have full power and authority to administer and interpret, in its sole discretion, the provisions of the Plan.

2.04 "Company": Eaton Corporation and its corporate successors.

2.05 "Compensation": The total annual fees paid to a Participant for services as a Director of the Company including the annual retainer fee, meeting attendance fees, additional annual retainer fees paid to Board Committee Chairs or members and any other fees paid by the Company for services as a Director of the Company.

2.06 Reserved.

2.07 "Deferral Account Balance": At any particular date, the total of all Compensation deferred under the Plan and earnings credited thereto less the amount of any deferred Compensation previously paid to the Participant; provided that separate records shall be maintained within the Deferred Account Balance to reflect Compensation deferred under the Plan for periods ending on and before December 31, 2004 and earnings credited thereto and Compensation deferred under the Plan for periods ending on and after January 1, 2005 and earnings credited thereto.

2.08 "Deferred Compensation Agreement": The written agreement between the Company and a Participant.

2.09 "Designated Beneficiary": One or more beneficiaries, as designated by a Participant in a written form filed with the Secretary of the Company and approved by the Committee, to whom payments otherwise due to or for the benefit of the Participant hereunder shall be made in the event of the Participant's death prior to the commencement of benefit payments hereunder or the complete payment of such benefit. In the event no such written designation is made by a Participant or if such Designated Beneficiary shall not be in existence at the time of the Participant's death or if such Designated Beneficiary predeceases the Participant, the Participant shall be deemed to have designated his or her estate as the Designated Beneficiary.


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2.10 Reserved.

2.11 Reserved.

2.12 "Lump Sum Payment": The lump sum amount which is equal to the then present value of the payment, in fifteen (15) annual payments commencing on the date of the lump sum payment, of the Participant's Deferred Account Balance plus a rate of return thereon equal to the rate or rates of interest specified in the Participant's Deferred Compensation Agreement throughout that fifteen year period, discounted with a rate of interest equal to "Moody's Corporate Bond Yield Average - Monthly (Average Corporates)" most recently published by Moody's Investor Services, Inc., or any successor thereto, at the time of the calculation.

2.13 Reserved.

2.14 "Normal Plan Participation Termination Date": The date of the Annual Meeting of the Company's shareholders immediately following the date a Participant attains the age of sixty-eight (68).

2.15 "Participant": A Director who is or hereafter becomes eligible to participate in the Plan and does participate by electing, in the manner specified herein, to defer Compensation pursuant to the Plan.

2.16 "Plan": This Plan for the Deferred Payment of Directors' Fees as contained herein which was originally effective as of October 23, 1985, and which has been amended from time to time thereafter.

2.17 "Regular Annuity Starting Date": The April 1st of the second calendar year following the year in which the Participant attains the age of sixty-eight
     (68).

2.18 Reserved.

2.19 Reserved.


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                                  ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

3.01 "Eligibility": Any Director of the Company who is separately compensated for his or her services on the Board and who is first elected to the Board prior to 1996 shall be eligible to participate under the Plan. Directors who serve as either an officer or an employee of the Company, or who are first elected after 1995, shall not be eligible to participate under the Plan.

3.02 "Manner of Election":

     (a) Any person wishing to commence participation in the Plan must file a signed copy of the Deferred Compensation Agreement with the Secretary of the Company at Eaton Center, Cleveland, Ohio 44114. If the Committee accepts the election, an eligible Director shall become a Participant in the Plan as of December 1, 1985 for an election filed in 1985 and as of the January 1st immediately following the date an election is filed in any year after 1985 if such election is filed prior to December 1 of such year. Upon the request of a Participant, for periods after 2004 the Committee may in its sole discretion approve the termination of future deferrals by such Participant effective as of the January 1st immediately following such request.

     (b) The Committee shall be vested with the authority to deny Participants the opportunity, on a prospective basis beginning as of any January 1st, to defer future Compensation pursuant to the Plan for any reason if such denial is applied equitably to all Participants; provided, however, that the foregoing authority does not apply to any Participant's right to continue to defer the amount constituting his or her then existing Deferred Account Balance and any past and future earnings thereon, which amounts shall continue to be deferred and/or paid in accordance with the other terms and conditions of this Plan.

     (c) The Deferred Compensation Agreement electing deferral of Compensation for a particular calendar year must be made as described in paragraph
          (a) not later than December 31 of the preceding calendar year. Beginning with Compensation earned on and after January 1, 2005, the Deferred Compensation Agreement shall also contain the Participant's election with respect to the form of payment of such amounts.


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3.03 "Limits on Deferred Compensation":

     (a) Subject to required minimum and maximum annual limitations on the amount of Compensation which may be deferred equal to $5,000 and $30,000, respectively, a Participant may defer all or any portion of his or her future Compensation which is earned during a period of at least four (4) years (16 full calendar quarters) or for the period to his or her Normal Plan Participation Termination Date, if earlier, or for any period of time longer than four years which ends prior to his or her Normal Plan Participation Termination Date. Nothing contained in the Plan shall restrict any Director of the Company from participating in or deferring compensation pursuant to any other Company plan for the deferral of Directors' fees.

     (b)  Reserved.


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                                   ARTICLE IV

                                    BENEFITS

4.01 "Normal Plan Participation Termination Benefit":

     (a)  The Normal Plan Participation Termination Benefit is a level fifteen
          (15) year annuity payable to a Participant after his or her Normal Plan Participation Termination Date in fifteen (15) equal annual installments commencing on the Participant's Regular Annuity Starting Date and continuing on the anniversary of that date each year thereafter until fifteen (15) annual payments have been made; and

     (b) The Normal Plan Participation Termination Benefit shall be calculated by reference to the Participant's total Compensation deferred under the Plan and the rate or rates of interest specified in his or her Deferred Compensation Agreement; provided, however, that at the Participant's election, the Normal Plan Participation Termination Benefit shall be paid in a Lump Sum Payment on the Participant's Regular Annuity Starting Date.

4.02 Reserved.

4.03 Reserved.

4.04 "Limitations on Distribution": Notwithstanding any provision of the Plan to the contrary, Compensation deferred under the Plan shall not be distributed earlier than the first to occur of the following:

     (a) separation from service as determined by the Secretary of the Treasury;

     (b) the date the Participant becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"));

     (c)  death of the Participant;

     (d) a specified time (or pursuant to a fixed schedule) specified under the Plan at the date of the deferral of such Compensation;

     (e) to the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company; or


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     (f)  the occurrence of an unforeseeable emergency as defined in Section
          409A(a)(2)(B)(ii) of the Code.


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                                   ARTICLE V

                                SURVIVOR BENEFIT

5.01 "Survivor Benefit": Upon the occurrence of any of the following events, the Company shall pay to a Participant's Designated Beneficiary a benefit as defined in this Article V (herein referred to as a "Survivor Benefit"):

     (a)  The death of a Participant while serving as a Director of the Company;
          or

     (b) The death of a Participant after becoming entitled to a Normal Plan Participation Termination Benefit but prior to commencement of payment of such benefit.

5.02 "Amount of Survivor Benefit": The Survivor Benefit shall be an amount equal to the Participant's Deferred Account Balance at the date of his or her death together with interest thereon, compounded annually, from the date Compensation was deferred until the date it is completely paid by the Company (a "Deferral Period") at a rate equal to the prime rate set forth in The Wall Street Journal (or any successor thereto) (hereinafter referred to as the "Prime Rate") from time to time during the Deferral Period. The Survivor Benefit shall be paid in a lump sum within ninety (90) days of the date of death.

5.03 "Survivor Benefit After Commencement of Benefit Payments to the Participant": In the event a Participant who has begun to receive benefit installment payments under the Plan dies prior to full payment of his or her Normal Plan Participation Termination Benefit, all remaining payments due hereunder shall be made to such Participant's Designated Beneficiary in a lump sum within ninety (90) days of the date of death.


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                                   ARTICLE VI

                        CERTAIN PAYMENTS TO PARTICIPANTS

6.01 Reserved.

6.02 Reserved.

6.03 Reserved.


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                                  ARTICLE VII

                            AMENDMENT AND TERMINATION

7.01 "Right to Amend and Terminate the Plan": The Company fully expects to continue the Plan but it reserves the right, at any time or form time to time, by action of the Committee, to modify or amend the Plan, in whole or in part. In addition, the Company reserves the right by action of the Committee to terminate the Plan, in whole or in part, at any time and for any reason, including, but not limited to, adverse changes in the federal tax laws. Notwithstanding anything herein to the contrary, no amendment, modification or termination of the Plan shall, without the consent of the Participant, alter this provision or impair any of the Participant's rights under the Plan with respect to benefits accrued prior to such amendment, modification or termination.

7.02 Reserved.

7.03 "Plan Termination in Connection with Change in Control": The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his or her Beneficiary, pursuant to an irrevocable action taken by the Board within the thirty (30) days preceding a change in control (within the meaning of Section 409A of the Code and the regulations thereunder) of Eaton. This Section 7.03 will only apply to a payment under the Plan if all agreements, methods, programs, and other arrangements sponsored by the service recipient immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan within the meaning of Treasury Regulation
     Section 1.409A-1(c) (2) are terminated and liquidated with respect to each Participant that experienced the change in control event, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve (12) months of the date the service recipient irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs and other arrangements. Solely for purposes of this Section 7.03, where the change in control event results from an asset purchase transaction, the applicable service recipient with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the service recipient that is primarily liable immediately after the transaction for the payment of the deferred compensation.


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                                  ARTICLE VIII

                                  MISCELLANEOUS

8.01 "Non-Alienation of Benefits": Subject to any federal stature to the contrary, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or chare, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits.

8.02 "No Trust Created": The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Participant. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant's life, or otherwise to segregate assets to assure that such payments shall be made, and neither a Participant nor Designated Beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a Participant or any other person.
     8.03 "No Employment Agreement": The Plan shall not be deemed to constitute a contract of employment between the Company and a Participant. Neither shall the execution of the Plan nor any action taken by the Company pursuant to the Plan be held or construed to confer on a Participant any legal right to be continued as Director of the Company, in an executive position or in any other capacity with the Company whatsoever; nor shall any provision herein restrict the right of any Participant to resign as a Director.

8.04 "Binding Effect": Obligations incurred by the Company pursuant to the Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant or his or her Designated Beneficiary.

8.05 "Claims for Benefits": Each Participant or Designated Beneficiary must claim any benefit to which he or she may be entitled under this Plan by filing a written notification with the Secretary of the Company. The Committee shall make all determinations with respect to such claims for benefits. If a claim is denied by the Committee, it must be denied within a reasonable period of time in a written notice stating the following:

     (a)  The specific reason for the denial.


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     (b)  The specific reference to the Plan provisions on which the denial is based.

     (c) A description of additional information necessary for the claimant to present his or her claim, if any, and an explanation of why such information is necessary.

     (d)  An explanation of the Plan's claims review procedure.

     The claimant may have a review of the denial by the Committee by filing a written notice with the Secretary of the Company within sixty (60) days after the notice of the denial of his or her claim.

     The written decision by the Committee with respect to the review must be given within one hundred and twenty (120) days after receipt of the written request.

8.06 "Entire Plan": This document and any amendments hereto contain all the terms and provisions of the Plan with respect to benefits that were not earned and vested under the Plan on December 31, 2004.

8.07 "American Jobs Creation Act of 2004": The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and Treasury Regulations and published guidance issued pursuant thereto for Compensation deferred after December 31, 2004. Accordingly, the Plan shall be construed in a manner consistent with those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by the Company to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on and after January 1, 2005, including as contemplated by Section 885(f) of the American Jobs Creation Act of 2004.


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                                   ARTICLE IX

                                  CONSTRUCTION

9.01 "Governing Law": The Plan shall be construed and governed in accordance with the law of the State of Ohio.

9.02 "Gender": The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

9.03 "Headings, etc.": The cover page of the Plan, the Table of Contents and all headings used in this Plan are for convenience of reference only and are not part of the substance of the Plan.


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